                                                                    Exhibit 28.4

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Home Savings Bank of Albemarle, S.S.B.
Albemarle, North Carolina

  We have audited the accompanying consolidated statements of financial condition of Home Savings Bank of Albemarle, S.S.B. and subsidiary as of September 30, 1993 and 1992, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Savings Bank of Albemarle, S.S.B. and subsidiary as of September 30, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1993, in conformity with generally accepted accounting principles.


                                             (SIGNATURE APPEARS HERE)


Charlotte, North Carolina
November 10, 1993

             HOME SAVINGS BANK OF ALBEMARLE, S.S.B. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          September 30, 1993 and 1992


                  ASSETS                        1993          1992
                                            ------------  ------------

Cash and cash equivalents:
  Noninterest-bearing deposits (Note 2)     $  3,532,000  $  2,594,000
  Interest-bearing deposits                    7,038,000     6,303,000
Investment securities, estimated market
  value 1993 $20,663,000; 1992
  $21,136,000 (Notes 3 and 9)                 20,269,000    20,600,000
Mortgage-backed certificates, estimated
  market value 1993 $7,554,000;
  1992 $8,547,000 (Note 4)                     7,076,000     8,175,000
Loans receivable, net (Note 5)               117,055,000   113,116,000
Real estate acquired in
  settlement of loans                            119,000        81,000
Accrued interest receivable
  (Note 6)                                     1,138,000     1,239,000
Office properties and
  equipment, net (Note 7)                      1,029,000       781,000
Prepaid expenses and other
  assets (Note 8)                                653,000       481,000
                                            ------------  ------------

                                            $157,909,000  $153,370,000
                                            ============  ============

      LIABILITIES AND RETAINED
      EARNINGS
Liabilities:
  Deposits (Note 9)                         $139,685,000  $138,753,000
  Advance payments by borrowers for taxes
   and insurance                                 485,000       448,000
  Accounts payable and other liabilities         706,000       477,000
  Checks outstanding on disbursement
   account                                       530,000       493,000
                                            ------------  ------------

        Total liabilities                   $141,406,000  $140,171,000

Commitments (Notes 10 and 17)

Retained earnings,
  substantially restricted
  (Notes 11 and 12)                           16,503,000    13,199,000
                                            ------------  ------------

                                            $157,909,000  $153,370,000
                                            ============  ============

See Notes to Consolidated Financial Statements.

             HOME SAVINGS BANK OF ALBEMARLE, S.S.B. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended September 30, 1993, 1992 and 1991


                                       1993         1992         1991
                                    -----------  -----------  -----------

Interest income:
  Loans                             $10,805,000  $11,663,000  $11,690,000
  Mortgage-backed certificates          636,000      606,000      514,000
  Investment securities               1,334,000    1,122,000      813,000
  Other interest-bearing deposits       197,000      334,000      272,000
                                    -----------  -----------  -----------

                                    $12,972,000  $13,725,000  $13,289,000
                                    -----------  -----------  -----------

Interest expense:
  Deposits (Note 9)                 $ 6,037,000  $ 8,042,000  $ 9,084,000
  Advances from FHLB                          -            -       26,000
                                    -----------  -----------  -----------

                                    $ 6,037,000  $ 8,042,000  $ 9,110,000
                                    -----------  -----------  -----------

    Net interest income             $ 6,935,000  $ 5,683,000  $ 4,179,000

Provision for loan losses
  (Note 5)                                    -            -      100,000
                                    -----------  -----------  -----------

    Net interest income after
     provision for loan losses      $ 6,935,000  $ 5,683,000  $ 4,079,000
                                    -----------  -----------  -----------

Noninterest income                  $   278,000  $   300,000  $   249,000
                                    -----------  -----------  -----------

Noninterest expenses:
  Compensation (Notes 8 and 10)     $ 1,051,000  $ 1,059,000  $   989,000
  Net occupancy                         202,000      189,000      174,000
  Federal insurance premium
   expense                              290,000      337,000      292,000
  Data processing                       188,000      134,000      130,000
  Other (Note 14)                       413,000      636,000      571,000
                                    -----------  -----------  -----------

                                    $ 2,144,000  $ 2,355,000  $ 2,156,000
                                    -----------  -----------  -----------

    Income before income taxes      $ 5,069,000  $ 3,628,000  $ 2,172,000

Income taxes (Note 11)                1,765,000    1,215,000      798,000
                                    -----------  -----------  -----------

    Net income                      $ 3,304,000  $ 2,413,000  $ 1,374,000
                                    ===========  ===========  ===========

See Notes to Consolidated Financial Statements.

             HOME SAVINGS BANK OF ALBEMARLE, S.S.B. AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                 Years Ended September 30, 1993, 1992 and 1991


                          1993         1992         1991
                       -----------  -----------  -----------

Balance, beginning     $13,199,000  $10,786,000  $ 9,412,000

  Net income             3,304,000    2,413,000    1,374,000
                       -----------  -----------  -----------

Balance, ending        $16,503,000  $13,199,000  $10,786,000
                       ===========  ===========  ===========

See Notes to Consolidated Financial Statements.

             HOME SAVINGS BANK OF ALBEMARLE, S.S.B. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended September 30, 1993, 1992 and 1991


                                             1993          1992          1991
                                         ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                               $ 3,304,000  $  2,413,000   $ 1,374,000
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision for loan losses                        -             -       100,000
  Write down of real estate owned to
   net realizable value                            -             -        48,000
  Donation of real estate owned                    -        68,000             -
  Accretion of premiums and discounts
   on investment and mortgaged-backed
   certificates, net                          (3,000)       (3,000)      (53,000)
  Amortization of deferred loan fees        (247,000)     (362,000)      (38,000)
  FHLB stock dividends                       (75,000)      (62,000)      (86,000)
  Gain on recalled securities                (33,000)            -             -
  Loss (gain) on sale of real estate
   acquired in settlement of loans           (41,000)      (21,000)        1,000
  Provision for depreciation                  59,000        58,000        49,000
  Change in operating assets
    and liabilities:
    Increase (decrease) in accrued
     interest receivable                     101,000      (124,000)     (149,000)
    Increase in prepaid and other
     assets                                 (195,000)     (111,000)      (59,000)
    Increase (decrease) in accounts
     payable and other liabilities           229,000      (230,000)      100,000
    (Increase) decrease in interest
     payable                                  (4,000)     (152,000)       37,000
    Increase (decrease) in checks
     outstanding on disbursement
     account                                  37,000       (38,000)      (30,000)
    Increase (decrease) in deferred
     income tax charges                       23,000        54,000       (62,000)
                                         -----------  ------------   -----------

      Net cash provided by operating
       activities                        $ 3,155,000  $  1,490,000   $ 1,232,000
                                         -----------  ------------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and recalls of
 investment securities                   $10,400,000  $  7,522,000   $ 1,920,000
Purchases of investment securities        (9,952,000)  (15,444,000)   (5,498,000)
Purchases of mortgage-backed
 certificates                             (1,020,000)   (3,785,000)            -
Principal payments on mortgage- backed
 certificates                              2,113,000     1,357,000       624,000
Loan originations and principal
 payments on loans, net                   (3,786,000)    4,313,000    (9,433,000)
Purchases of loans                                 -      (405,000)            -
Purchase of office properties and
 equipment                                  (307,000)     (103,000)     (197,000)

             HOME SAVINGS BANK OF ALBEMARLE, S.S.B. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended September 30, 1993, 1992 and 1991

                                         1993          1992           1991
                                     ------------  -------------  -------------
Proceeds from sale of real estate
 owned                               $   112,000    $    75,000   $      6,000
Investment reduction in foreclosed
 real estate                             (15,000)             -              -
                                     -----------    -----------   ------------

      Net cash used in investing
       activities                    $(2,455,000)   $(6,470,000)  $(12,578,000)
                                     -----------    -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in certificates of
  deposit, demand deposits,
  NOW accounts and passbook savings
  accounts                           $   936,000    $ 5,381,000   $ 19,025,000
Net decrease in short-term
  borrowings                                   -              -       (955,000)
Net increase (decrease) in advance
  payments by borrowers for taxes
  and insurance                           37,000         (7,000)        36,000
Repayment of FHLB advances                     -              -     (1,000,000)
                                     -----------    -----------   ------------

    Net cash provided by financing
     activities                      $   973,000    $ 5,374,000   $ 17,106,000
                                     -----------    -----------   ------------

    Increase in cash and cash
     equivalents                     $ 1,673,000    $   394,000   $  5,760,000

Cash and cash equivalents:
 Beginning                             8,897,000      8,503,000      2,743,000
                                     -----------    -----------   ------------

 Ending                              $10,570,000    $ 8,897,000   $  8,503,000
                                     ===========    ===========   ============

SUPPLEMENTAL SCHEDULE OF CASH AND
 CASH EQUIVALENTS
 Cash:
  Interest-bearing deposits          $ 7,038,000    $ 6,303,000   $  5,915,000
  Noninterest-bearing deposits         3,532,000      2,594,000      2,588,000
                                     -----------    -----------   ------------

                                     $10,570,000    $ 8,897,000   $  8,503,000
                                     ===========    ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
Cash payments for:
  Interest                           $ 6,042,000    $ 8,194,000   $  9,073,000
                                     ===========    ===========   ============

  Income taxes                       $ 1,520,000    $ 1,253,000   $    855,000
                                     ===========    ===========   ============

SUPPLEMENTAL DISCLOSURES OF NONCASH
 TRANSACTIONS
Transfer of loans to real estate
 owned                               $   376,000    $   113,000   $    339,000
                                     ===========    ===========   ============

Loans originated to finance the
 sale of foreclosed real estate      $   282,000    $   106,000   $    181,000
                                     ===========    ===========   ============

See Notes to Consolidated Financial Statements.

             HOME SAVINGS BANK OF ALBEMARLE, S.S.B. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Nature of Business and Summary of Significant Accounting
          Policies

        Nature of business:

          Home Savings Bank of Albemarle, S.S.B. (the "Bank"), formerly Home Savings and Loan Association as discussed in Note 16, is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area, the Stanly County, North Carolina area. The Bank's underwriting policies require such loans to be made 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

        The following is a description of the significant accounting policies used in the preparation of the accompanying consolidated financial statements:

          Principles of consolidation:

            These financial statements include the accounts of the Bank and its wholly-owned subsidiary, Stanly County Service Corp. The service corporation is inactive except for income received from its investment in the Investors Title Agency partnership. All significant intercompany transactions and balances have been eliminated in consolidation.

          Cash and cash equivalents:

            For purposes of reporting the consolidated statements of cash flows, the Bank includes cash on hand and demand deposits at other financial institutions as cash equivalents. The Bank may have deposits with financial institutions which are in excess of the federally-insured amounts.

          Investment securities:

            Bonds and notes are carried at cost, adjusted for premiums and discounts that are recognized in interest income using a method which approximates the interest method over the period to maturity. Management has the ability and intends to hold such investments to maturity. In determining whether securities can be held to maturity, management considers whether there are conditions, such as liquidity or regulatory requirements which would impair its ability to hold such securities.

            Equity securities that are nonmarketable are carried at cost. All other equity securities are carried at the lower of cost or estimated market value in the aggregate.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            Gains and losses on the sale of investment securities are determined using the specific-identification method.

          Mortgage-backed certificates:

            Mortgage-backed certificates are stated at cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates level yield. The Bank has adequate liquidity and capital, and it is generally management's intention, and it has the ability to hold such assets to maturity. Should any be sold, gains and losses will be recognized based on the specific-identification method. All sales are made without recourse.

            At September 30, 1993, the Bank had no outstanding commitments to sell loans or mortgage-backed certificates.

          Loans receivable:

            Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, the undisbursed portion of construction loans, participations sold and net deferred loan origination fees.

            The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

          Loan origination fees:

            Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

          Real estate acquired in settlement of loans:

            Real estate acquired in settlement of loans ("REO") is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expenses) or estimated fair value.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            Prior to September 30, 1992, the carrying values were reduced when they exceeded net realizable value. Subsequent to September 30, 1992, the Bank complied with SOP 92-3, Accounting for Foreclosed
                                                   -------------------------
            Assets.  Subsequent to September 30, 1992, the carrying values of
            ------
            REO are reduced when they exceed fair value minus the estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

          Office properties and equipment:

            Office properties and equipment are stated at cost less accumulated depreciation which is computed principally by the straight-line method.

          Off-balance-sheet risk:

            The Bank is a party to financial instruments with off-balance-sheet risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

          Pension plan:

            The Bank has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. To be eligible, an employee must be 21 years of age and have completed 1 year of continuous service. The plan provides benefits based on a final average salary and service and is integrated with Social Security. The employee's benefits are subject to certain reductions if the employee retires before 35 years of service or before reaching the age of 65. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes.

          Income taxes:

            The Bank and its subsidiary file a consolidated tax return. Deferred income taxes result from timing differences in the recognition of certain items of income and expense for tax and financial statement purposes as explained more fully in Note 11.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          Fair value of financial instruments:

            The estimated fair values required under SFAS No. 107, Disclosures
                                                                   -----------
            About Fair Value of Financial Instruments, have been determined by
            -----------------------------------------
            the Bank using available market information and appropriate valuation methodologies; however, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Bank's financial instruments are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

            The fair value of the Bank's cash and cash equivalents is estimated to be equal to their recorded amounts. Investment securities' and mortgage-backed certificates' fair value is estimated using quoted market values obtained from independent pricing services. The fair value of loans is estimated by the use of discounted cash flows adjusted by a credit risk factor equal to the Bank's recorded loss allowances. Borrowings and savings deposits, other than deposits with no stated maturities, are estimated to have a fair value determined on the discounted value of contractual cash flows. The fair value of deposits with no stated maturities, primarily checking and statement savings accounts, is estimated to be equal to the amount payable on demand.

            The fair value estimates presented are based on pertinent information available to management as of September 30, 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented here.

Note 2.  Cash

         Noninterest-bearing cash amounting to approximately $47,000, and $59,000 was held by a trustee at September 30, 1993 and 1992, respectively, and was required to be used to repay loan principal and interest due to the Federal National Mortgage Association and taxes and insurance for the related loans.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3.  Investment Securities

         The amortized cost and estimated market value of investment securities are summarized as follows:

                                            September 30, 1993
                           ------------------------------------------------------
                                             Gross          Gross      Estimated
                            Amortized      Unrealized     Unrealized     Market
                               Cost          Gains          Losses       Value
                           -----------  ----------------  ----------  -----------
U. S. Government
  and Federal
  agency
  obligations              $18,941,000  $        394,000  $        -  $19,335,000
Federal Home Loan
  Bank stock                 1,313,000                 -           -    1,313,000
Other securities                15,000                 -           -       15,000
                           -----------  ----------------  ----------  -----------

                           $20,269,000  $        394,000  $        -  $20,663,000
                           ===========  ================  ==========  ===========

                                            September 30, 1992
                           ------------------------------------------------------
                                             Gross          Gross      Estimated
                            Amortized      Unrealized     Unrealized     Market
                               Cost          Gains          Losses       Value
                           -----------  ----------------  ----------  -----------
U. S. Government and
 Federal agency
 obligations               $18,946,000  $        552,000  $      -    $19,498,000
Corporate bonds                400,000                 -      16,000      384,000
Federal Home Loan
  Bank stock                 1,238,000                 -           -    1,238,000
Other securities                16,000                 -           -       16,000
                           -----------  ----------------  ----------  -----------

                           $20,600,000          $552,000     $16,000  $21,136,000
                           ===========  ================  ==========  ===========

  The amortized cost and estimated market value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   September 30, 1993
                                              ----------------------------
                                                                Estimated
                                                 Amortized       Market
                                                   Cost           Value
                                              --------------  ------------
Due in one year or less                       $       500,000  $   511,000
Due after one year through five years              16,455,000   16,676,000
Due after five years through ten years              1,986,000    2,148,000
                                                  -----------  -----------

                                              $    18,941,000  $19,335,000
                                              ===============  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Federal Home Loan Bank ("FHLB") stock and other securities, which consist of stock in the Bank's service center, have been excluded from the maturity table above because they do not have a contractual maturity associated with debt securities. The Bank, as a member of the FHLB system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for such stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have a market value which is equal to cost.

        Results from investment securities are as follows:

                                                   Year Ended September 30,
                                               ------------------------------
                                                  1993       1992      1991
                                               ----------  --------  --------
          Gross proceeds from maturities
            and recalled securities            $1,000,000     $   -     $   -
                                               ==========  ========  ========

          Gross realized gains                 $   33,000     $   -     $   -
          Gross realized losses                         -         -         -
                                               ----------  --------  --------

          Net realized gains                   $   33,000     $   -     $   -
                                               ==========  ========  ========

        Net realized gains are included in noninterest income on the consolidated statements of income.


Note 4. Mortgage-Backed and Related Securities

        The carrying values and estimated market values of mortgage-backed and related securities are summarized as follows:

                                                                   September 30, 1993
                               --------------------------------------------------------------------------------------------
                                                                                           Gross        Gross   Estimated
                               Principal     Unamortized     Unearned       Carrying     Unrealized  Unrealized   Market
                                Balance       Premiums       Discounts        Value        Gains       Losses      Value
                               ----------  --------------  -------------  -------------  ----------  ----------  ----------
        GNMA certificates      $3,702,000         $41,000        $20,000     $3,723,000    $240,000  $        -  $3,963,000
        FHLMC certificates      1,848,000          17,000         42,000      1,823,000     126,000           -   1,949,000
        FNMA certificates       1,381,000           2,000              -      1,383,000     117,000           -   1,500,000
        Small Business
          Administration          134,000          13,000              -        147,000           -       5,000     142,000
                               ----------         -------        -------     ----------    --------  ----------  ----------

                               $7,065,000         $73,000        $62,000     $7,076,000    $483,000     $ 5,000  $7,554,000
                               ==========         =======        =======     ==========    ========  ==========  ==========

                                                                   September 30, 1992
                               --------------------------------------------------------------------------------------------
                                                                                           Gross        Gross   Estimated
                               Principal     Unamortized     Unearned       Carrying     Unrealized  Unrealized   Market
                                Balance       Premiums       Discounts        Value        Gains       Losses      Value
                               ----------  --------------  -------------  -------------  ----------  ----------  ----------
        GNMA certificates      $4,940,000         $50,000        $22,000     $4,968,000    $274,000  $        -  $5,242,000
        FHLMC certificates      2,493,000          19,000         47,000      2,465,000      96,000           -   2,561,000
        FNMA certificates         565,000           3,000              -        568,000      14,000           -     582,000
        Small Business
          Administration          159,000          15,000              -        174,000           -      12,000     162,000
                               ----------         -------        -------     ----------    --------  ----------  ----------

                               $8,157,000         $87,000        $69,000     $8,175,000    $384,000     $12,000  $8,547,000
                               ==========         =======        =======     ==========    ========  ==========  ==========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5. Loans Receivable

        Loans receivable are summarized as follows:

                                                        September 30,
                                                ---------------------------
                                                    1993         1992
                                                ------------   ------------

        First mortgage loans (principally
          conventional):
          Principal balances:
            Secured by one-to-four family
             residences                         $ 98,135,000   $ 96,452,000
            Secured by other properties           11,648,000     10,557,000
            Construction loans                     6,644,000      5,919,000
                                                ------------   ------------

                                                $116,427,000   $112,928,000
                                                ------------   ------------


        Other loans:
          Principal balances:
            Home equity and second mortgage     $  3,715,000   $  3,358,000
            Other                                    392,000        376,000
                                                ------------   ------------

              Total other loans                 $  4,107,000   $  3,734,000
                                                ------------   ------------

          Allowance for loan losses             $   (144,000)  $   (144,000)
          Undisbursed portion of construction
           loans                                  (2,895,000)    (3,096,000)
          Net deferred loan origination fees        (440,000)      (306,000)
                                                ------------   ------------

                                                $ (3,479,000)  $ (3,546,000)
                                                ------------   ------------

                                                $117,055,000   $113,116,000
                                                ============   ============

       The following is an analysis of the allowance for loan losses:

                                        Year Ended September 30,
                                  -------------------------------------
                                     1993         1992         1991
                                  -----------  -----------  -----------

        Balance, beginning          $144,000     $177,000     $103,000
          Provisions charged to
           operations                      -            -      100,000
          Loans charged off             (600)     (33,000)     (26,000)
          Recoveries                     600            -            -
                                    --------     --------     --------

        Balance, ending             $144,000     $144,000     $177,000
                                    ========     ========     ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Nonaccrual loans for which interest has been reduced totaled approximately $844,000 and $-0- at September 30, 1993 and 1992, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized is summarized below:

                                             Year Ended September 30,
                                          ------------------------------
                                             1993       1992      1991
                                          ----------  --------  --------
           Interest income that would
             have been recorded              $80,000     $   -     $   -
           Interest income recognized         33,000         -         -
                                             -------  --------  --------

           Interest income foregone          $47,000     $   -     $   -
                                             =======  ========  ========

        The Bank is not committed to lend additional funds to debtors whose loans have been modified.


        Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                             September 30,
                                         ----------------------
                                              1993       1992
                                         ----------  ----------
           Mortgage loan portfolios
            serviced for FNMA            $1,776,000  $2,853,000
                                         ==========  ==========


        Custodial escrow balances maintained in connection with the foregoing loan servicing was approximately $50,000 and $40,000 at September 30, 1993 and 1992, respectively.


Note 6. Accrued Interest Receivable

        Accrued interest receivable is summarized as follows:

                                             September 30,
                                         ----------------------
                                            1993        1992
                                         ----------  ----------

        Investment securities            $  303,000  $  325,000
        Mortgage-backed certificates         74,000      86,000
        Loans receivable                    761,000     828,000
                                         ----------  ----------

                                         $1,138,000  $1,239,000
                                         ==========  ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7. Office Properties and Equipment

        Office properties and equipment consist of the following:

                                           September 30,
                                       ----------------------
                                          1993        1992
                                       ----------  ----------

        Land                           $  138,000  $  138,000
        Buildings and improvements      1,244,000   1,006,000
        Furniture and equipment           426,000     392,000
                                       ----------  ----------

                                       $1,808,000  $1,536,000
        Accumulated depreciation          779,000     755,000
                                       ----------  ----------

                                       $1,029,000  $  781,000
                                       ==========  ==========


Note 8. Employee Pension Plan

        The Bank has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

        The following table sets forth the plan's funded status and amounts recognized in the Bank's consolidated statements of financial condition:

                                                       September 30,
                                                 --------------------------
                                                     1993          1992
                                                 ------------  ------------

        Actuarial present value of benefit
          obligations:
          Accumulated benefit obligation:
            Vested                               $  (953,000)  $  (819,000)
            Nonvested                                 (1,000)       (3,000)
                                                 -----------   -----------

                                                 $  (954,000)  $  (822,000)
          Effect of projected future
           compensation                             (242,000)     (237,000)
                                                 -----------   -----------

        Projected benefit obligation for
         service rendered to date                $(1,196,000)  $(1,059,000)

        Plan assets at fair value; primarily
         cash and short-term investments           1,344,000     1,146,000
                                                 -----------   -----------

        Plan assets in excess of projected
         benefit obligation                      $   148,000   $    87,000

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                        September 30,
                                                   ------------------------
                                                      1993         1992
                                                   -----------  -----------
        Unrecognized net loss from past
          experience different from that assumed
          and effects of changes in assumptions       $131,000     $ 95,000
        Unrecognized net transition obligation
          from adoption of FASB Statement No.
          87 being amortized over 17 years               5,000        6,000
                                                      --------  -----------

        Prepaid pension cost (included in prepaid
          and other assets)                           $284,000     $188,000
                                                      ========  ===========


        The components of net pension expense are as follows:

                                               Year Ended September 30,
                                           ------------------------------
                                              1993      1992       1991
                                           ---------  ---------  --------
        Service cost-benefits earned
          during the period                $ 44,000   $ 42,000   $ 39,000
        Interest cost on projected
          benefit obligation                 85,000     75,000     64,000
        Actual return on plan assets        (97,000)   (79,000)   (67,000)
        Net amortization and deferral         1,000          -      2,000
                                           --------   --------   --------

        Net pension expense                $ 33,000   $ 38,000   $ 38,000
                                           ========   ========   ========


        Assumptions used to develop the
          net periodic pension cost were:
          Discount rate                         8.0%       8.0%       8.0%
          Expected long-term rate of return
           on assets                            8.0        8.0        8.0
          Rate of increase in compensation
           levels                               4.0        4.0        4.0


      The pension plan has all plan assets deposited with the bank.

      On September 14, 1993, the Bank's Board of Directors voted to terminate the employee pension plan. The effective date of the plan's termination is November 10, 1993.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9. Deposits

        Deposits are summarized as follows:

                                                  Weighted                       September 30,
                                                  Average     -------------------------------------------------
                                                   Rate at                1993                    1992
                                                September 30, -------------------------------------------------
                                                    1993           Amount      Percent      Amount      Percent
                                               -------------  --------------  --------  -------------  --------
        Demand and NOW accounts, including
          noninterest-bearing deposits of
          $507,000 at September 30, 1993 and
          $481,000 at September 30, 1992               3.00%   $  6,372,000      4.56%   $  5,162,000     3.72%
        Money market                                   3.25      11,219,000      8.03       9,632,000     6.94
        Passbook savings                               3.00      17,984,000     12.87      16,142,000    11.64
                                                               ------------    ------    ------------  -------

                                                               $ 35,575,000     25.46%   $ 30,936,000    22.30%
                                                               ------------    ------    ------------  -------

        Certificates of deposit:
          2.00% to 3.99%                                       $ 53,554,000     38.34%   $     38,000      .03%
          4.00% to 5.99%                                         46,725,000     33.45      76,768,000    55.33
          6.00% to 7.99%                                          3,684,000      2.64      19,295,000    13.90
          8.00% to 9.99%                                             39,000       .03      11,603,000     8.36
                                                               ------------    ------    ------------  -------

                                                       4.08    $104,002,000     74.46%   $107,704,000    77.62%
                                                               ------------    ------    ------------  -------

        Accrued interest payable                               $    108,000       .08%   $    113,000      .08%
                                                               ------------    ------    ------------  -------

                                                               $139,685,000    100.00%   $138,753,000   100.00%
                                                               ============    ======    ============  =======

        Weighted average cost of savings deposits                      3.82%                     4.93%
                                                               ============                    ======

        The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $6,819,000 and $6,892,000 at September 30, 1993 and 1992, respectively.

        At September 30, 1993, scheduled maturities of certificates of deposit are as follows:

                                                                    Years Ended September 30,
                                                   -------------------------------------------------------
                                                       1994         1995           1996           Total
                                                   ------------  -----------  --------------  ------------

        2.00% to 3.99%                              $53,554,000  $         -  $            -  $ 53,554,000
        4.00% to 5.99%                               29,290,000   13,913,000       3,522,000    46,725,000
        6.00% to 7.99%                                3,684,000            -               -     3,684,000
        8.00% to 9.99%                                        -       39,000               -        39,000
                                                    -----------  -----------      ----------  ------------

                                                    $86,528,000  $13,952,000      $3,522,000  $104,002,000
                                                    ===========  ===========      ==========  ============

        Interest expense on deposits is summarized as follows:

                                                           Year Ended September 30,
                                                   --------------------------------------
                                                        1993         1992         1991
                                                   -----------   -----------   ----------
        Passbook savings                           $   553,000   $   643,000   $  736,000
        NOW and money market                           545,000       535,000      591,000
        Certificates of deposit                      4,939,000     6,864,000    7,757,000
                                                   -----------   -----------   ----------

                                                   $ 6,037,000   $ 8,042,000   $9,084,000
                                                   ===========   ===========   ==========

        The Bank has pledged investment securities with a book value of $1,000,000 at September 30, 1993 as collateral for public deposits.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10. Deferred Compensation Agreements

         The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for six directors and supplemental retirement and death benefits income agreements for two executive officers. Vested benefits under the deferred compensation agreements are payable in monthly installments over a 10-year period upon death or retirement and over a 15-year and 18-year period for the supplemental income agreements. The present value of the liability for the benefits is being accrued over the vesting period per the underlying agreements. The total of the deferred compensation expense and supplemental income amounted to approximately $-0-, $55,000 and $72,000 for the years ended September 30, 1993, 1992 and 1991, respectively.


Note 11. Income Taxes

         Under the Internal Revenue Code and North Carolina Income Tax Law, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The applicable provisions of the law permit the Bank to deduct from taxable income an allowance for bad debts based on the greater of 8% of taxable income before such deduction or actual loss experience.
         Because the Bank does not intend to use the reserve for purposes other than to absorb losses, deferred income taxes have not been provided.

         Retained earnings include approximately $3,957,000 and $3,576,000 at September 30, 1993 and 1992, respectively, for which no provision for federal income taxes has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than bad debt losses, or adjustments arising from carryback of net operating losses, they will be subject to federal income tax at the then current corporate rate. As discussed in Note 16, the Bank has reached an agreement to provide for the acquisition of the Bank by BB&T Financial Corporation. In the event of a successful merger, the retained earnings discussed above will be subject to federal income taxes.

         Income tax consists of the following:


                                              Year Ended September 30,
                                         ----------------------------------
                                               1993        1992        1991
                                         ----------  ----------    --------

          Current                        $1,742,000  $1,161,000    $860,000
          Deferred (reduction)               23,000      54,000     (62,000)
                                         ----------  ----------    --------

                                         $1,765,000  $1,215,000    $798,000
                                         ==========  ==========    ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Deferred taxes result from timing differences in the recognition of income and expense for tax and financial reporting purposes, primarily from deferred loan fees, FHLB stock dividends, pension expense, deferred compensation and supplemental income expense.

         The following is a reconciliation of the federal income tax rate of 34% to the effective tax rate:

                                        Year Ended September 30,
                                        ------------------------
                                           1993   1992   1991
                                        -------- ------ -------
         Statutory federal income tax
           rate                            34.0%  34.0%  34.0%
         Increase (decrease) in taxes
           resulting from:
           Tax bad debt deduction          (2.9)  (2.5)  (1.0)
           State income taxes               4.2    4.6    3.2
           Other                            (.5)  (2.6)    .5
                                        -------  -----  -----
                                           34.8%  33.5%  36.7%
                                        =======  =====  =====

         In August 1993, the United States' Congress passed the Omnibus Budget Reconciliation Act of 1993. Although the effects of this new tax legislation have not yet been determined, management does not expect the impact to be material to the consolidated financial statements viewed on an overall basis.


Note 12. Capital Requirements

         Prior to its conversion to a North Carolina-chartered savings bank on October 1, 1992, Home Savings Bank of Albemarle, S.S.B. was subject to capital requirements of the Office of Thrift Supervision (OTS). Upon its conversion to a state savings bank, (as discussed in Note 16) the Bank ceased to be subject to the OTS capital requirements and became subject to the capital requirements of the FDIC and the Administrator of the North Carolina Savings Institutions Division ("the Administrator").

         The FDIC requires Home Savings Bank of Albemarle, S.S.B. to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to total assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The FDIC capital requirements are very similar to the OTS's core capital and risk-based capital requirements, but the FDIC does not impose tangible capital requirement. The Administrator requires a net worth equal to at least 5% of total assets.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         At September 30, 1993, Home Savings Bank of Albemarle, S.S.B. complied with all the capital requirements described above as shown below:


                                                         September 30, 1993
                                          -----------------------------------------
                                          Leverage    Tier I                 N. C.
                                          Ratio of     Risk-     Risk-      Savings
                                           Tier I    Adjusted    Based       Bank
                                           Capital    Capital    Capital    Capital
                                          -----------------------------------------
                                                       (Dollars in Thousands)

         Retained earnings (GAAP)         $ 16,503    $16,503    $16,503   $ 16,503
         Intangible assets                       -          -          -          -
         Supplemental capital items:
           General valuation allowance           -          -        144        144
                                          --------    -------    -------   --------

         Regulatory capital               $ 16,503    $16,503    $16,647   $ 16,647
         Minimum capital requirement         6,316      2,953      5,906      7,895
                                          --------    -------    -------   --------

         Excess regulatory capital        $ 10,187    $13,550    $10,741   $  8,752
                                          ========    =======    =======   ========

         Total assets at
           September 30, 1993             $157,909    $     -    $     -   $157,909

         Risk-weighted assets at
           September 30, 1993                    -     73,825     73,825          -

         Capital as a percentage
           of assets:
           Actual                            10.45%     22.35%     22.55%     10.54%
           Required                           4.00       4.00       8.00       5.00
                                          --------    -------    -------   --------

         Excess                               6.45%     18.35%     14.55%      5.54%
                                          --------    -------    =======   ========

         The Bank has not received a rating from the FDIC. For purposes of computing the leverage ratio of Tier I Capital, the midpoint of the required capital range is presented.


Note 13. Related Party Matters

         Officers and directors of the Bank were indebted to the Bank for loans made in the ordinary course of business. The balance of such loans was $886,000 and $702,000 at September 30, 1993 and 1992, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14. Other Noninterest Expense

         Other noninterest expenses are summarized as follows:

                                  Year Ended September 30,
                             --------------------------------
                               1993        1992        1991
                             --------    --------    --------
         Contributions       $      -    $253,000    $ 43,000
         Other                413,000     383,000     528,000
                             --------    --------    --------

                             $413,000    $636,000    $571,000
                             ========    ========    ========

Note 15. FASB Statements and Proposed Regulations

         The Financial Accounting Standards Board has issued FASB Statement No. 106, Employer's Accounting for Postretirement Benefits Other Than
              ------------------------------------------------------------
         Pensions, which the Bank has not adopted as of September 30, 1993,
         --------
         relative to postretirement health care, life insurance and other welfare benefits. The Bank's current accounting policy is in compliance with paragraph 13 of FASB Statement No. 106 (see Note 10) at September 30, 1993.

         The Statement, which will be in effect for the Bank's fiscal year beginning October 1, 1993 will revise the financial accounting and reporting for an employer that offers certain postretirement benefits to its employees. This statement is not expected to have a material effect on the Bank's financial statements.

         The FASB has issued Statement No. 109 which has not been adopted by the Bank as of September 30, 1993. FASB Statement No. 109 is effective for the Bank's fiscal year ending September 30, 1994.

         FASB Statement No. 109, Accounting for Income Taxes, establishes
                                 ---------------------------
         financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for income taxes. The future effect on retained earnings of adopting this statement is estimated to be approximately $485,000 which represents a net deferred tax liability.

         In June 1993, the FASB issued SFAS No. 114, Accounting by Creditors for
                                                     ---------------------------
         Impairment of Loans, relating to the accounting for impaired loans.
         -------------------
         SFAS No. 114 requires that specified impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. The effective rate of a loan is defined as the contractual interest rate adjusted for any deferred loan fees or costs, premiums or discounts existing at the inception or acquisition of the loan. Implementation of SFAS No. 114 is required for fiscal years beginning after December 15, 1994. SFAS No. 114 is not expected to have a material effect on the Bank's results of operations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In June 1993, the FASB issued SFAS No. 115, Accounting for Certain
                                                     ----------------------
         Investments in Debt and Equity Securities, relating to the accounting
         -----------------------------------------
         for investments such as debt securities and equity securities which have a readily determined fair value. Implementation of SFAS No. 115 is required for fiscal years beginning after December 15, 1993. This statement classifies securities as either securities that the holder has the positive intent and ability to hold to maturity, securities that were bought with the intention to sell in the near future which are defined as trading securities, or securities that are available for sale. Securities that will be held until maturity will be reported at amortized cost. Securities that are classified as trading securities will be reported at fair value, with unrealized gains and losses included in the statement of operations. Securities that are not classified as held to maturity or trading will be recorded at fair value with unrealized gains and losses excluded from earnings and shown as a component of stockholders' equity. The impact of SFAS No. 115 upon the results of operations of the Bank has not been determined.

         The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was enacted on December 19, 1991, and requires the implementation of uniform accounting standards for all financial institutions that are no less stringent than generally accepted accounting principles, the development of a risk-based insurance assessment system (implemented and effective January 1, 1993), gives the federal banking agencies broad corrective action powers, additional restrictions on brokered deposits, and new disclosure requirements for savings accounts, among many other aspects of the Act.


Note 16. Charter and Stock Conversion

         On October 29, 1992, Home Savings and Loan Association of Albemarle converted from a state-chartered savings and loan association operating under Chapter 54B to a state-chartered savings bank under Chapter 54C of the North Carolina General Statutes. In connection therewith, it adopted the name of Home Savings Bank of Albemarle, S.S.B.

         On May 27, 1993, BB&T Financial Corporation ("BB&T") and the Bank reached a definitive agreement providing for BB&T's acquisition of the Bank contemporaneously with the Bank's conversion from a state mutual savings bank to a state capital stock savings bank. The acquisition will be accomplished by the offering of BB&T's common stock. Priority will be given to eligible members of the Bank in a Subscription Offering and in a simultaneous Community Offering to residents of Stanly County, North Carolina. It is currently anticipated that any shares remaining unsold after the Subscription and Community Offerings will not be sold in a public offering or otherwise. The net proceeds from the issuance and sale of BB&T's common stock will be infused as additional capital for the Bank and as consideration of BB&T's

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         acquisition of the Bank as a wholly-owned subsidiary. Acquisition and merger costs of approximately $64,000 are included in prepaids and other assets and will be netted out of the proceeds. In the event the acquisition is unsuccessful, these costs will be charged to operations.

         The acquisition and conversion are subject to the approval of the Federal Reserve, the FDIC and the Administrator and the deposit base. The acquisition will be accounted for under the purchase method of accounting which requires that all assets and liabilities of the Bank be adjusted to their estimated fair value as of the date of the acquisition. As of September 30, 1993, no significant transactions between BB&T and the Bank have occurred, nor are any anticipated by management.

         The Plan of Conversion requires that the converted institution establish a "Liquidation Account" for the benefit of eligible account holders. This liquidation account will be assumed by BB&T upon consummation of the Merger. In the unlikely event of liquidation of the Bank or BB&T, assets would be first applied against the claims of all creditors, including claims of all depositors. Any remaining assets would then be distributed pro rata to eligible account holders who continue to hold deposits at the Bank and following merger, BB&T.


Note 17. Financial Instruments With Off-Balance-Sheet Risk

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


                                                    Fixed      Variable
                                                     Rate        Rate
                                                  ----------   ---------

         Financial instruments whose contract
           amounts represent credit risk:
           Commitments to extend credit,
            mortgage loans                        $5,349,000  $        -
           Undisbursed lines of credit                     -   2,434,000

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and many require payment of a fee. The total commitment amounts do not necessarily represent future requirements, since some may expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis.


Note 18. Reclassification of Financial Statements

         Certain amounts in the consolidated financial statements for 1992 have been reclassified to conform with classifications used in the September 30, 1993 consolidated financial statements. These reclassifications had no effect on 1992 or 1991 net income or retained earnings.


Note 19. Disclosures About Fair Value of Financial Instruments

         The fair value of the Bank's cash and cash equivalents, is estimated to be equal to its recorded amount. For investment securities and mortgage-backed certificates, the fair value is estimated using quoted market values obtained from independent pricing services.

         The fair value of loans has been estimated by discounting projected cash flows at September 30, 1993, using nationally published rates including those published by the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta. These rates have been adjusted as necessary to conform with the attributes of the specific loan types in the portfolio. The valuation has also been adjusted for prepayment risk using prepayment percentages published by the Federal Home Loan Bank of Atlanta, which approximate the Bank's estimates of actual prepayment activity experienced in the portfolio. Nonperforming loans are valued at their recorded book values, because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. Management believes that the Bank's general valuation allowances at September 30, 1993 are an appropriate indication of the applicable credit risk associated with determining the fair value of its loan portfolio and such allowances have been deducted from the estimated fair value of loans.

         The fair value of deposits with no stated maturities, including checking accounts and statement savings accounts, is estimated to be equal to the amount payable on demand as of September 30, 1993. The fair value of certificates of deposit is based upon the discounted value of the contractual cash flows. The discount rates used in these calculations approximate the current rates offered for deposits of similar remaining maturities.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The fair value of checks outstanding on disbursement account is presumed to be its recorded book value.

         The estimated fair value of commitments to extend credit is estimated using fees currently charged for similar arrangements adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Bank believes that the credit risk associated with available but undisbursed commitments would essentially offset fees that could be recognized under similar arrangements, and because the commitments are either short term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance-sheet commitments.

                                                  Recorded     Estimated
                                                 Book Value    Fair Value
                                                ------------  ------------

         Financial Assets:
           Cash and cash equivalents            $ 10,570,000  $ 10,570,000
           Investment securities                  20,269,000    21,136,000
           Mortgage-backed securities              7,076,000     7,554,000
           Loans receivable, net                 117,055,000   122,298,000

         Financial Liabilities:
           Savings deposits with no stated
            maturities                            35,575,000    35,575,000
           Savings deposits with stated
            maturities                           104,002,000   104,647,000
           Checks outstanding on disbursement
            account                                  530,000       530,000